Exhibit 99.2

Alpha and Omega Semiconductor Limited
Prepared Remarks for the Investor Conference Call
for the Fiscal Quarter Ended March 31, 2021

May 5, 2021

Gary Dvorchak (Moderator)

Good afternoon, everyone, and welcome to Alpha and Omega Semiconductor’s conference call to discuss fiscal 2021 third quarter financial results.  I am Gary Dvorchak, Investor Relations representative for AOS.  With me today are Dr. Mike Chang, our CEO, Stephen Chang, our President, and Yifan Liang, our CFO.  This call is being recorded and broadcast live over the Web.  A replay will be available for seven days following the call via the link in the Investor Relations section of our website.

Our call will proceed as follows.  Mike will begin with strategic highlights.  Then, Stephen will provide business updates and a detailed segment report.  After that, Yifan will review the financial results and provide guidance for the June quarter.  Finally, we will have the question-and-answer session.

The earnings release was distributed over wire services today, May 5, 2021, after the close of market.  The release is also posted on the company's website.  Our earnings release and this presentation include certain non-GAAP financial measures.  We use non-GAAP measures because we believe they provide useful information about our operating performance that should be considered by investors in conjunction with the GAAP measures that we provide. A reconciliation of these non-GAAP measures to comparable GAAP measures is included in the earnings release.

We remind you that during this conference call, we will make certain forward-looking statements, including discussions of the business outlook and financial projections.  These forward-looking statements are based on management's current expectations and involve risks and uncertainties that could cause our actual results to differ materially from such expectations.  For a more detailed description of these risks and uncertainties, please refer to our recent and subsequent filings with the SEC.  We assume no obligations to update the information provided in today's call.

Now, I will turn the call over to our CEO, Mike, to provide strategic highlights.  Mike?

Mike Chang (Chief Executive Officer)

Thanks, Gary.  I would like to welcome everyone to today's call.  I am excited to be speaking with all of you again today and to report another strong quarter.

In the March quarter, we experienced strong year-over-year performance in each of our market segments.  We saw robust shipments across most of our product categories, leading to results ahead of expectations.  Revenue of $169 million reflected solid year-over-year and sequential growth.  We benefitted from strong end market demand, which enabled us to optimize our product mix.  In the meantime, we continued to take a disciplined approach to our spending.  All of this resulted in non-GAAP gross margin of 31.9% and non-GAAP EPS of $0.77, which increased by seven times year-over-year.  Yifan will go into more details on our financial performance later.  I remain encouraged by our team's solid execution.  The operational controls and efficiencies continue to positively impact our bottom line, resulting in significant profitability improvement.

As I discussed on previous calls, our mission is to be a trusted technology partner and a global supplier of a broad portfolio of power semiconductors.  This mission continues to drive our strategic focus and the work we do at AOS.

Our focused R&D effort is driving broader and deeper product innovation. Our strong engineering team and technical expertise enable us to develop a broader variety of power discrete and power IC technology platforms.  This allows us to expand our product offerings and deliver complete power solutions for more targeted applications.  As a solution provider, we have deepened our relationships with customers, becoming their trusted strategic partner. As a result, our newer products are driving growth primarily by increasing our BOM content in core applications.

On the manufacturing front, we continue to ramp our capacity at our JV fab in Chongqing according to plan.  The semiconductor capacity remains tight globally as end-market demand outlook continues to be solid across the board.  With our expanded capacity at the JV fab, we are thankful to be able to address additional customer demand from the Chongqing JV. The JV fab is fulfilling its purpose and providing us with flexible capacity management, which is critical to supporting our growth.  I am very pleased with the progress, and we are on track to approach the Phase I target run rate in the September quarter. Yifan will update you on the progress of the JV fab later on this call.

While we have made tremendous progress as a company over the last several years, we are energized by the opportunities in front of us.  We believe that our focus on innovation and unwavering commitment to developing strategic partnerships with tier-one OEM customers will enable us to continue to capitalize on our core growth opportunities, as well as progressively penetrate other markets.  Importantly, we are confident that we will surpass our target of $600 million annual revenue for calendar year 2021.

Now, I will turn the call over to Stephen for an update on our business and a detailed segment report.  Stephen?

Stephen Chang (President)

Thank you, Mike, and good afternoon, everyone.  I will start with an update on our business and then provide detailed segment highlights for the March quarter.

As Mike discussed earlier, industry-wide supply remains tight while demand continues to be strong across all our core market segments.  In the midst of worldwide shortage, we continue to optimize our operations, product mix and capacity allocation to support our key customers and maximize revenue.  We are working diligently with our strategic customers to meet their procurement needs.  In particular, we have been ramping production at the JV fab in Chongqing.  Supply from the JV fab has enabled us to address growing demand.

Our business momentum in recent quarters reflects our broad product portfolio, go-to-market strategy, and expanding production capacity.  More and more, our products offer a comprehensive solution to our customers, leveraging our expertise in power.  This expands beyond commodity parts into multi-socket optimized solutions, enabling our customer products to become more reliable and efficient.  We are accelerating growth by winning new customer engagements with an expanding pipeline of new products and increasing BOM content with our application specific solutions.  For example, we are designing in more and more Power IC products into notebook applications.  We are also expanding our compact module solutions to address additional home appliance applications like washing machines and room air conditioners.

Now, let me drill down into each of the business segments.

Let’s start with Computing. Revenue was up 48.6% year over year and up 8.6% sequentially as anticipated.   This segment represented 41.5% of our total revenue.  End demand for our products remained strong even going into the March quarter as our major customers were still facing shortages.  While we were on allocation, we actively managed our capacity to support customer demand and resumed sequential growth in the quarter.  During the quarter, we were able to improve product mix by selling more higher ASP products for both MOSFETs and Power ICs. We allocated more resources to support the Computing segment, especially the notebook application.  The graphic card business was strong in the March quarter and is expected to remain strong, driven by crypto currency mining.  Looking ahead, we expect overall Computing revenue to grow by mid-single digits in the June quarter.  We expect solid demand at our ODM customers for both notebooks and motherboards, offset by a temporary drop in graphic card business due to production delays.

Moving on, the Consumer segment, which was 21.2% of total revenue in the March quarter, up 79.1% year-over-year and up 1.3% sequentially. TV business was down seasonally, offset by the strength in home appliances.  We shipped high volumes of module solutions to important home appliance customers in Korea and China.  Gaming resumed growth in the March quarter, and we expect momentum to continue in the coming quarters.  We continue to grow our gaming business with both our MOSFET and Power IC products in multiple sockets.  Looking to the June quarter, we expect the Consumer segment to be flat, with continued strength in home appliances and gaming offset by a decline in our TV business.

Next, let’s move to the Communications segment, which was 16.2% of total revenue in the quarter, up 42.2% year-over-year and up 1.8% sequentially.  This segment played out better than expected, as smartphone business performed better than normal seasonality.  Demand for some phone models extended into the March quarter, particularly in the China market.  We expect our Communication segment to decrease low double-digits in the smartphone low season for the June quarter.  We are well-positioned to resume battery protection growth in the September quarter with designs secured at our key global customers.

Finally, let’s discuss the Power Supply and Industrial Segment, which accounted for 19.2% of total revenue.  This segment was up 70.5% year-over-year and up 12.5% sequentially.  The solid growth was due to several factors.  First, quick chargers were strong, due to demand for travel adaptors used for tablets as well as quick-charger solutions for smartphones. Second, the demand for AC-DC power supplies for laptop adaptors was robust, with incremental design activity with major power customers in Taiwan.  Third, demand from our power tool customers remained strong with our low voltage motor drive solutions.  We have been growing this overall segment due to support from our JV fab.  We expect this segment to grow by high single-digits in the June quarter driven largely by robust quick charger business for both U.S. and China markets.

I am excited by the momentum we are seeing in our business. With nine months of fiscal 2021 now under our belt, we are executing well and are on track with the roadmap we've laid out for the investment community in terms of our key growth drivers across various business segments.

With that, I will now turn the call over to Yifan for a discussion of our fiscal third quarter financial results and our outlook for the next quarter.

Yifan Liang (Chief Financial Officer)

Thank you, Stephen.  Good afternoon everyone and thank you for joining us.

Revenue for the March quarter was $169.2 million, up 6.5% from the prior quarter and up 58.4% from the same quarter last year.

In terms of product mix, DMOS revenue was $122.6 million, up 3.5% sequentially and up 40.1% year-over-year.  Power IC revenue was $43.4 million, up 16.1% from the prior quarter and up 139.5% from a year ago.  Assembly service revenue was $3.2 million as compared to $2.9 million last quarter and $1.2 million for the same quarter last year.

Non-GAAP gross margin for the March quarter was 31.9%, up from 31.4% in the prior quarter and up from 27.5% in the same quarter last year.  The quarter-over-quarter increase in non-GAAP gross margin was mainly driven by the better product mix partially offset by the lower utilization at some of our factories due to the Lunar New Year holiday and one-week shut-down at our Oregon fab near the end of March for annual maintenance.  Non-GAAP gross margin excluded $0.8 million of amortization of purchased IP for both the March quarter and the prior quarter.  In addition, non-GAAP gross margin excluded $0.4 million of share-based compensation charges for the March quarter and the prior quarter as well as the same quarter last year, respectively.

Non-GAAP operating expenses for the March quarter were $30.9 million, compared to $31.5 million for the prior quarter and $25.8 million for the same quarter last year.  The quarter-over-quarter decrease was primarily due to the higher variable compensation accruals last quarter.  Non-GAAP operating expenses for the quarter excluded $3.4 million of share-based compensation charges and $0.6 million of legal expenses related to the government investigation.  This compares to $2.8 million of share-based compensation charges and $0.8 million of legal expenses related to the investigation for the prior quarter, as well as $2.5 million of share-based compensation charges, $2.1 million of legal expenses related to the investigation, and $0.6 million of impairment charge related to an investment in a start-up company for the same quarter last year.

Income tax expense for the quarter was $1.0 million, compared to $0.7 million for the prior quarter and $1.0 million income tax benefit for the same quarter last year.

Non-GAAP EPS attributable to AOS for the quarter was 77 cents per share as compared to 65 cents for the prior quarter and 11 cents for the same quarter last year.

AOS continued to generate positive operating cash flow.  AOS on a stand-alone basis generated $33.3 million of operating cash flow in the March quarter, as compared to $35.7 million in the prior quarter and $29.5 million in the same quarter last year.  In the March quarter, we received $20 million customer deposits for securing supply.  The JV Company generated positive operating cash flow of $5.3 million in the March quarter compared to $0.4 million in the prior quarter and $15.2 million of cash flow used by the JV Company in the same quarter last year.

Consolidated EBITDAS for the March quarter was $36.2 million, compared to $31.6 million for the prior quarter and $8.8 million for the same quarter last year.  EBITDAS attributable to AOS for the quarter was $30.6 million as compared to $25.3 million for the prior quarter and $6.5 million for the same quarter last year.  EBITDAS for the JV Company was $4.5 million in the March quarter, as compared to $6.0 million for the prior quarter and negative $1.1 million for the same quarter last year.

Now let’s look at the balance sheet.

We completed the March quarter with cash balance of $192.1 million, including $158.3 million at AOS and $33.8 million at the JV Company.  This compares to $181.0 million at the end of last quarter, which included $142.3 million at AOS and $38.7 million at the JV Company.  Our cash balance a year ago was $110.2 million, including $99.5 million at AOS and $10.7 million at the JV Company.

The bank borrowing balance at the end of March was $167.2 million, including $26.4 million at AOS and $140.8 million at the JV Company.  During the quarter, AOS and the JV Company repaid $2.1 million and $4.4 million of existing loans, respectively.

Net trade receivables were $33.7 million at the end of the March quarter, as compared to $24.9 million at the end of the prior quarter and $17.5 million for the same quarter last year.  Days Sales Outstanding for the March quarter was 22 days, compared to 21 days in the prior quarter.

Net inventory was $145.1 million at quarter-end, slightly up from $144.3 million last quarter and up from $127.4 million in the prior year.  Average days in inventory were 112 days for the quarter, compared to 115 days in the prior quarter.

Net Property, Plant and Equipment was $432.6 million, up from $430.8 million last quarter and up from $412.3 million last year.  Capital expenditures were $15.8 million for the quarter, including $10.1 million at AOS and $5.7 million at the JV Company.

The JV Company continued to ramp its 12” fab during the March quarter.  It’s on track to achieve the Phase I target run rate in the September quarter this year.  The JV Company is in the process of additional financing to further expand its capacity.  We will provide more details when available.

With that, now I would like to discuss the guidance for the June quarter.

We expect:

•	Revenue to be approximately $170 million, plus or minus $3 million.
•
GAAP gross margin to be 31.7% plus or minus 1%.  We anticipate non-GAAP gross margin to be 32.5% plus or minus 1%.  Non-GAAP gross margin excludes $0.8 million amortization of acquired IP and $0.6 million of estimated share-based compensation charges.

•
GAAP operating expenses to be in the range of $36.2 million plus or minus $1 million.  Non-GAAP operating expenses are expected to be in the range of $31.0 million plus or minus $1 million.  Non-GAAP operating expenses exclude $4.7 million of estimated share-based compensation charges and $0.5 million of estimated legal expenses relating to the government investigation.

•	Income tax expense to be approximately $0.9 million to $1.1 million.
•	Loss attributable to non-controlling interests to be approximately $0.2 million.

As part of our normal practice, we are not obligated to update this information.  With that, we will open the call for questions.  Operator, please start the Q&A session.

Closing:
This concludes our earnings call today.  Thank you for your interest in AOS and we look forward to talking to you again next quarter.

Special Notes Regarding Forward Looking Statements

This script contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management's judgment, beliefs, current trends, and anticipated product performance.  These forward looking statements include, without limitation, statements relating to projected amount of revenues, gross margin, operating expenses, operating income, tax expenses, net income, noncontrolling interest and share-based compensation expenses, production ramp up costs and annual revenue and growth objectives; statements regarding expected financial performance of market segments,; expectation with respect to ramp up activities and target run rate at the JV Company and timeline for production and operation; the global capacity constraint; the ability of the JV Company to support market demand and growth; anticipated sales for each product segment; our ability and strategy to develop new products; projected annual revenue target for calendar year 2021; fluctuation in customer demand and market segments; the execution of our business plan and strategies; and other information regarding the future development of our business. Forward looking statements involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include, but are not limited to, the impact of COVID-19 pandemic on our business operation; our ability to successfully operate our joint venture in China; our ability to develop and succeed in the digital power business; difficulties and challenges in executing our diversification strategy into different market segments; new tariffs on goods from China; ordering pattern and seasonality; our ability to introduce or develop new and enhanced products that achieve market acceptance; decline of the PC industry and our ability to respond to such decline; the actual product performance in volume production, the quality and reliability of our product, our ability to achieve design wins, the general business and economic conditions, the state of semiconductor industry and seasonality of our markets, our ability to maintain factory utilization at a desirable level; and other risks as described in our SEC filings, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2020 filed by AOS on September 2, 2020. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements.  Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements.  You should not place undue reliance on these forward-looking statements.  All information provided in this press release is as of today's date, unless otherwise stated, and AOS undertakes no duty to update such information, except as required under applicable law.